EXHIBIT 10.12

455 Jackson Street San Francisco, CA 94111 Tel 800 944.2233 Fax 800 846.0411 www.dwr.com

February 22, 2000

David Barnard

2087 Braemar Rd

Oakland, CA 94602

Dear David,

On behalf of Design Within Reach, Inc., (the “Company”), I am pleased to offer you a position as Chief Executive Officer, reporting to Board of Directors. The terms of your new position with the Company are as set forth below:

You will be paid a salary at a rate of $10,833.33 per month, payable in installments pursuant to the Company’s regular payroll policy.

In connection with the commencement of your full-time employment, the Company will recommend that the Board of Directors’ grant you an additional option to purchase 220,000 shares of the Company’s Common Stock (“Shares”), with an exercise price equal to the fair market value on the date of the grant. Vesting will, of course, depend on your continued employment with the Company. One fourth of these option shares will vest at the first anniversary of your employment and an additional on forty-eighth (1/48) will vest for each additional full month of your employment. This option will be an incentive option to the maximum extent allowed by the tax code, and will be subject to the terms of the Company’s 1999 Stock Plan and the Stock Option Agreement between you and the Company. This additional grant brings your total option pool with the company to a total of 240,000 shares.

In addition to the acceleration of vesting provision outlined in the 1999 Stock Option Plan, twenty-fifty percent of your unvested options shall become immediately vested and exercisable upon a change of control and your employment is terminated or if you are not offered a new position with the acquiring company that is not substantially similar to your current position as CFO. As well as the acceleration of vesting, you will be paid twelve months base salary either in lump sum or as salary continuance.

In the event the Company terminates your employment for any reason other than for cause, 25% of your unvested options at the time of termination will become immediately vested and exercisable. As well as the acceleration of vesting, you will be paid twelve months base salary either in lump sum or as salary continuance

This letter supersedes any prior representation or agreements between you and the company whether written or oral. This agreement may not be modified or amended except by a written agreement signed by an authorized representative of the company and you.

455 Jackson Street San Francisco, CA 94111 Tel 800 944.2233 Fax 800 846.0411 www.dwr.com

Should you accept our offer, please indicate your acceptance and your preferred starting date in the space provided at the end of the signature page.

You agree that, to the best of your ability, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, that the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without prior written consent of the Company’s Board of Directors. You agree that you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements, for which you may receive honoraria, or from serving on the board of a charitable organization, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidential Agreement”), prior to your start date of September 1, 1999.

You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, and information, including any of the terms of this agreement, regarding salary, stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax, or accounting specialists who provide you with individual legal, tax, or accounting advice.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United Sates. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

I am delighted to be able to extend this offer to you on behalf of the Company, and we look forward to working with you. To indicate your acceptance, please sign and date

455 Jackson Street San Francisco, CA 94111 Tel 800 944.2233 Fax 800 846.0411 www.dwr.com

one copy of this letter, and return to the Company together with the signed Confidentiality Agreement, either in person or at the address shown below:

Design Within Reach, Inc

455 Jackson Street

San Francisco, CA 94111

These agreements together set forth the terms of your employment with the Company, and supersede prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by both the Company and you.

Design Within Reach, Inc.

/s/ Rob Forbes	Date 2/25/00

Rob Forbes

/s/ David Barnard	Date 2/25/00

David Bamard

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